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N E W S   R E L E A S E

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                                                                December 5, 1995
                                                      Contact:  Catherine Curtis
                                                    Director, Investor Relations

SOURCE SCIENTIFIC ANNOUNCES TERMINATION OF PROPOSED TRANSACTION WITH BIOPOOL INTERNATIONAL, INC.

GARDEN GROVE, CALIFORNIA -- SOURCE SCIENTIFIC, INC. (BSE: SSF; OTCBB: SCRI) announced today that discussions have been terminated concerning the proposed acquisition of Source Scientific by Biopool International, Inc. (Nasdaq:BIPL). The Agreement was subject to numerous significant conditions to closing.

         Richard A. Sullivan, president and executive officer of Source Scientific expressed disappointment, but added that "The companies will continue to work together on Source's development of diagnostic systems for Biopool." Mr. Sullivan also indicated that "With the termination of the acquisition, Source is looking into avenues of continued funding."

         Michael D. Bick, Ph.D., chairman and chief executive officer of Biopool stated, "In many ways it is unfortunate that we can't put these companies together. We wish Source well in the future. Nevertheless, we still view acquisitions as a strategic vehicle to grow Biopool, and we will continue to evaluate acquisition possibilities."

         Source Scientific, Inc. designs, manufacturers and markets state-of-the-art analytical and diagnostic instrument products for medical diagnostic testing, environmental and food testing markets. Since 1981, Source has provided OEM product development, engineering, manufacturing and after-sales product service for medical, research and scientific industries.